Exhibit 10.33

December 17, 2008

Basem Anshasi

Dear Basem:

In recognition of your value and contribution as Vice President Worldwide Sales, we would like to provide you with reasonable financial certainty to enable you to concentrate on the growth and well being of Powerwave Technologies during your tenure with the Company.

As part of your executive benefits, we are providing you with this Severance Agreement, which provides that you will receive the severance benefits outlined below if in anticipation of, or within eighteen (18) months following a “Change in Control” of the Company, your employment is involuntarily terminated without “Cause”, or if you voluntarily terminate your employment for “Good Reason”. The terms “Change in Control”, “Cause” and “Good Reason” are defined in the attachment. Under this Severance Agreement your severance benefit is eighteen (18) months lump-sum pay at the rate of your then current annual salary for the year in which the termination occurs. This amount shall be subject to applicable federal, state and local tax withholdings and will be paid to you provided you execute a release of claims within the minimum period required by Section 201 of the Older Workers Benefit Protection Act of 1990, as amended, to make such release effective. The lump sum will be paid within fifteen (15) days after your execution of an unrevoked release (but not later than two and one-half (2 1/2) months after the end of the calendar year following your termination of employment.)

Additionally, the Company will pay for existing group employee benefit coverage continuation under the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA) as provided by the Company’s group Agreements for eighteen (18) months following the calendar month of your termination at regular employee rates.

Further, the Company will provide you with access to executive outplacement for eighteen (18) months. Outplacement will include the Executive Package at Lee Hecht Harrison or a comparable outplacement provider.

Benefits under this Agreement will require you to sign a Release and return the signed original to Powerwave. Please note that nothing in this agreement is intended to alter your employment status and that your employment with the Company remains on an “at-will” basis.

It is our hope that these provisions demonstrate to you our commitment and appreciation for your commitment to Powerwave.

Respectfully,

Ronald J. Buschur

President and CEO

Attachment: Definitions

ATTACHMENT—DEFINITIONS

A) Change in Control

“ Change in Control” shall mean the occurrence of any of the following events:

1)	The acquisition, directly or indirectly, by any person or group (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) of the beneficial ownership of more than fifty percent (50%) of the outstanding securities of the Company;

2)	A merger or consolidation in which the Company is not the surviving entity, except for a transaction the principal purpose of which is to change the state in which the Company is incorporated;

3)	The sale, transfer or other disposition of all or substantially all of the assets of the Company;

4)	A complete liquidation or dissolution of the Company;

5)	Any reverse merger in which the Company is the surviving entity but in which securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities are transferred to a person or persons different from the persons holding those securities immediately prior to such merger; or

6)	The date a majority of the members of the board of the Company’s board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’s board of directors before the date of appointment or election.

B) Cause

Cause” shall mean any of the following:

1)	The continued, unreasonable refusal or omission by you to perform any material duties required of him by the Company, if such duties are consistent with duties customary for your position;

2)	Any material act or omission by you involving malfeasance or gross negligence in the performance of your duties to, or material deviation from any of the policies or directives of, the Company;

3)	Conduct by you which constitutes the breach of any statutory or common law duty of loyalty to the Company; including the unauthorized disclosure of material confidential information or trade secrets of the Company; or

4)

Any illegal act by you which materially and adversely affects the business of the Company or any felony committed by you, as evidenced by conviction thereof, provided that the Company may suspend you with pay while any allegation of such illegal or felonious act is investigated.

C) Good Reason

“Good Reason” shall mean the occurrence of any of the conditions described in (1)-(4) below, without your written consent; if you provide written notice to the Company of the existence of any such condition within ninety (90) days of its initial existence and the Company fails to remedy the condition within thirty (30) days of receiving such notice. Notwithstanding the preceding sentence, if you do not resign within nine (9) months of a condition described in (1)-(4) below, you are deemed to have consented and acquiesced to the event which shall not thereafter constitute “good reason”:

1)	A material reduction by the Company in your compensation that is not made in connection with an across the board reduction of all the Company’s executive salaries;

2)	Your assignment to duties which reflect a material adverse change in authority, responsibility or status with the Company or any successor;

3)	A material relocation to a location that is at least 30 miles from the location where you were regularly assigned to immediately prior to your resignation of employment;

4)	A material failure by the Company to pay any material portion of your compensation within ten (10) days of the date due.